 Exhibit (a)(1)(v)
Offer to Purchase for Cash
by
Arbutus Biopharma Corporation
of
Up to US$230 Million in Value of Its Common Shares
At a Cash Purchase Price Not Greater than US$5.75 per Share
Nor Less than US$5.00 per Share
THE OFFER WILL EXPIRE AT 5:00 P.M. (NEW YORK CITY TIME) ON SEPTEMBER 29, 2026, OR AT SUCH LATER TIME AND DATE TO WHICH THE OFFER MAY BE EXTENDED BY THE COMPANY, UNLESS WITHDRAWN (THE “EXPIRATION DATE”)
August 24, 2026
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated August 24, 2026 (the “Offer to Purchase”) and the accompanying issuer bid circular (the “Circular”), and the related letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the offer by Arbutus Biopharma Corporation, a company incorporated under the laws of the province of British Columbia (“Arbutus”), to purchase for cash up to US$230 million in value of its issued and outstanding common shares, without par value (the “Shares”), at a price not greater than US$5.75 nor less than US$5.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase and the Circular. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.
Shareholders wishing to tender to the Offer may do so pursuant to:
•
Auction Tenders in which the tendering Shareholders specify the number of Shares being tendered and specify an Auction Price of not less than US$5.00 and not more than US$5.75 per Share in increments of US$0.05 per Share;

•
Purchase Price Tenders in which the tendering Shareholders do not specify a price per Share, but rather agree to have a specified number of Shares purchased at the Purchase Price to be determined pursuant to the Offer; or

•
Proportionate Tenders in which the tendering Shareholders agree to sell to Arbutus, at the Purchase Price to be determined pursuant to the Offer, a number of Shares that will result in them maintaining their respective proportionate Share ownership in Arbutus following completion of the Offer.

The Purchase Price will be determined in the manner described in the Offer to Purchase, taking into account the Auction Prices and the number of Shares deposited pursuant to Auction Tenders and Purchase Price Tenders, but will be not less than US$5.00 and not more than US$5.75 per Share. The Purchase Price will be the lowest price that enables Arbutus to purchase that number of Shares pursuant to valid Auction Tenders and Purchase Price Tenders having an aggregate purchase price not exceeding the Auction Tender Limit Amount. All Shares purchased by Arbutus pursuant to the Offer (including Shares tendered at Auction Prices below the Purchase Price) will be purchased at the same Purchase Price.

Arbutus will purchase Shares under the Offer up to a maximum aggregate amount of US$230 million. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after the Expiration Date. If the Auction Tender Purchase Amount is equal to or greater than the Auction Tender Limit Amount, Arbutus will repurchase a total number of Shares having an aggregate value equal to US$230 million. If the Auction Tender Purchase Amount is less than the Auction Tender Limit Amount, Arbutus will repurchase a total number of Shares having an aggregate purchase price equal to the product of (i) US$230 million, and (ii) a fraction, the numerator of which is the Auction Tender Purchase Amount, and the denominator of which is the Auction Tender Limit Amount. Under no circumstances will interest accrue or be paid on the purchase price for the Shares, regardless of any delay in making such payment. Arbutus reserves the right, in its sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law.
Arbutus reserves the right, in its sole discretion, to (1) upon the occurrence of any of certain conditions to the Offer more specifically described in the Offer, (a) terminate the Offer and return all tendered Shares to the tendering shareholders, (b) extend the Offer and, subject to the withdrawal rights set forth in the Offer, retain all of the tendered Shares until the expiration of the Offer as so extended, (c) waive a condition to the Offer and, subject to any requirement to extend the period of time during which the Offer is open, purchase, in accordance with the Offer, Shares properly tendered and not properly withdrawn prior to the Expiration Date, or (d) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of such condition, or (2) amend the Offer in any respect, subject to applicable law.
If the aggregate purchase price for Shares validly tendered and not validly withdrawn pursuant to Auction Tenders at Auction Prices at or below the Purchase Price and Purchase Price Tenders is less than or equal to the Auction Tender Limit Amount, Arbutus will purchase at the Purchase Price all Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders.
If the Auction Tender Purchase Amount is greater than the Auction Tender Limit Amount, Arbutus will purchase a portion of the Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders, as follows:
•
first, Arbutus will purchase at the Purchase Price all Shares tendered by Odd Lot Holders who tender all the Shares they own at or below the Purchase Price; and

•
second, Arbutus will purchase at the Purchase Price on a pro rata basis that portion of the Shares tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders having an aggregate purchase price, based on the Purchase Price, equal to:

•
the Auction Tender Limit Amount, less

•
the aggregate amount paid by Arbutus for Shares tendered by Odd Lot Holders.

Arbutus will purchase at the Purchase Price, payable in cash, less any applicable withholding taxes and without interest, a number of Shares from Shareholders making valid Proportionate Tenders that results in such tendering Shareholders maintaining their respective proportionate Share ownership in Arbutus following completion of the Offer (subject to nominal differences due to the quantity of Shares purchased from such Shareholders being rounded down to the nearest whole number of Shares to avoid the purchase of fractional Shares).
Therefore, it is possible that Arbutus will not purchase all of the Shares that you tender even if you tender them at or below the final Purchase Price. Shares tendered at prices greater than the final Purchase Price and Shares not purchased because of “Odd Lots” priority or proration provisions will be returned to the tendering shareholders at Arbutus’ expense promptly after the Expiration Date. See Section 3 of the Offer to Purchase.
The Offer is not conditioned on any minimum number of Shares being tendered and is not subject to a financing condition. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.
We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and we can tender your Shares only pursuant to your instructions. WE ARE SENDING

YOU THE LETTER OF TRANSMITTAL AND OTHER TENDER OFFER MATERIALS FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT OR ANY OTHER MATERIALS TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.
Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.
Please note the following:
1.
If you wish to tender your Shares, you have the option to:

A.
specify the number of Shares being tendered at a specified price (the “Auction Price”) of not less than US$5.00 and not more than US$5.75 per Share in increments of US$0.05 per Share (the “Auction Tenders”);

B.
not specify a price per Share, but rather agree to have a specified number of Shares purchased at the Purchase Price to be determined pursuant to the Offer (the “Purchase Price Tenders”), understanding that if you make a Purchase Price Tender such Shares will be deemed to have been tendered at the minimum price of US$5.00, which is below the US$5.21 reported closing price of Arbutus’ Shares on the Nasdaq Stock Market on August 21, 2026, the last full trading day prior to the commencement of the Offer; or

C.
agree to sell to Arbutus, at the final Purchase Price to be determined pursuant to the Offer, a number of Shares that will result in you maintaining your proportionate Share ownership in Arbutus following completion of the Offer (the “Proportionate Tenders”).

2.
You should consult with your broker or other financial, legal or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

3.
The Offer and the proration period will expire at 5:00 p.m., New York City time, on September 29, 2026 unless Arbutus extends or withdraws the Offer in accordance with the terms and subject to the conditions of the Offer, subject to applicable law. Withdrawal rights under the Offer are described in Section 6 of the Offer to Purchase.

4.
The Offer is for up to US$230 million in value of Shares. At the maximum final Purchase Price of US$5.75 per Share, Arbutus could purchase 40,000,000 Shares if the Offer is fully subscribed (representing approximately 20.2% of the Shares outstanding as of August 19, 2026). At the minimum final Purchase Price of US$5.00, Arbutus could purchase 46,000,000 Shares if the Offer is fully subscribed (representing approximately 23.2% of the Shares outstanding as of August 19, 2026).

5.
Tendering shareholders who are tendering Shares held in their name or who tender their Shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to Arbutus or to the Dealer Manager, solicitation fees, or stock transfer taxes on Arbutus’ purchase of Shares under the Offer.

6.
If you hold an aggregate of fewer than 100 Shares, and you instruct us to tender on your behalf all such Shares, before the Expiration Date at or below the final Purchase Price and check the box captioned “Odd Lots” on the attached Instruction Form, Arbutus will accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered at or below the final Purchase Price and not properly withdrawn pursuant to the Offer.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US WITH AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THE OFFER WILL EXPIRE AT 5:00 P.M. (NEW YORK CITY TIME) ON SEPTEMBER 29, 2026, OR AT SUCH LATER TIME AND DATE TO WHICH THE OFFER MAY BE EXTENDED BY THE COMPANY, UNLESS WITHDRAWN.
If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, and is being made to all record holders of Shares of Arbutus. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities and Exchange Act of 1934, as amended.
INSTRUCTION FORM
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 24, 2026 (the “Offer to Purchase”) and the accompanying issuer bid circular (the “Circular”), and the related letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), in connection with the offer by Arbutus Biopharma Corporation, a company incorporated under the laws of the province of British Columbia (“Arbutus”), to purchase for cash up to US$230 million in value of shares of its common shares, without par value (the “Shares”), at a price not greater than US$5.75 nor less than US$5.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase and the Circular.
The undersigned hereby instruct(s) you to tender to Arbutus the number of Shares indicated below or, if no number is specified, all Shares you hold for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

BOX A
TYPE OF TENDER
CHECK ONLY ONE BOX, IF MORE THAN ONE BOX IS CHECKED, OR IF NO BOX IS CHECKED, THE TENDER WILL BE DEEMED TO BE A PURCHASE PRICE TENDER.
SHARES ARE BEING TENDERED HEREBY PURSUANT TO:

☐ An Auction Tender	☐ A Purchase Price Tender	☐ A Proportionate Tender
(Complete Box B)		(Complete Box C)

BOX B AUCTION TENDERS
In addition to checking “Auction Tender” in Box A above, this Box MUST be completed if Shares are being tendered pursuant to an Auction Tender.
Check only ONE box to indicate the Auction Tender price. If more than one box is checked, or if no box is checked, all Shares identified above will be deemed to have been tendered pursuant to the Purchase Price Tender. Shareholders (other than Odd Lot Holders) may make multiple Auction Tenders but not in respect of the same Shares. If a Shareholder wishes to tender different Shares at different prices, a separate tender instruction must be submitted for EACH such tender.
Price (in US$) per Share.
☐ $5.00	☐ $5.05	☐ $5.10	☐ $5.15	☐ $5.20	☐ $5.25	☐ $5.30	☐ $5.35
☐ $5.40	☐ $5.45	☐ $5.50	☐ $5.55	☐ $5.60	☐ $5.65	☐ $5.70	☐ $5.75
PRICE (IN US DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

BOX C PROPORTIONATE TENDER

In addition to checking “Proportionate Tender” in Box A above, this Box C MUST be completed if Shares are being tendered pursuant to a Proportionate Tender.
A Shareholder who makes a Proportionate Tender will be deemed to have agreed to sell to the Company at the Purchase Price a number of Shares that will result in the Shareholder maintaining its proportionate equity ownership in the Company following completion of the Offer. Registered Shareholders may make a Proportionate Tender and non-registered Shareholders may instruct their nominees to make a Proportionate Tender. All Shareholders who make a Proportionate Tender must indicate the total number of Shares they own below. A registered Shareholder who makes a Proportionate Tender must deposit either all of its Shares or a sufficient number of Shares to satisfy the Shareholder’s Proportionate Tender. This number of Shares can be calculated by multiplying the total number of Shares owned by the Shareholder by 0.2322 (rounded down to the nearest whole number of Shares). A non-registered Shareholder who wishes its nominee to make a Proportionate Tender must deposit all of its Shares.
If a non-registered Shareholder wishes to become a registered Shareholder in order to make a Proportionate Tender by depositing only a sufficient number of Shares, the Shareholder should immediately contact its investment dealer, stock broker, bank, trust company or other nominee in order to take the necessary steps to have its Shares registered in the Shareholder’s name prior to tendering Shares pursuant to the Offer. A Shareholder who makes an invalid Proportionate Tender, including by tendering an insufficient number of Shares, will be deemed to have made a Purchase Price Tender.

Total number of Shares owned by the Shareholder:
A SHAREHOLDER DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH PRICE AT WHICH SHARES ARE TENDERED. THE SAME SHARES CANNOT BE TENDERED AT MORE THAN ONE PRICE, UNLESS PREVIOUSLY PROPERLY WITHDRAWN AS PROVIDED IN SECTION 6 OF THE OFFER TO PURCHASE.

ODD LOTS
As described in Section 3 of the Offer to Purchase, under certain conditions, Shareholders holding fewer than 100 Shares may have their Shares accepted for payment before any proration of other tendered Shares. This preference is not available to partial tenders, or to beneficial or record holders of an aggregate of 100 or more Shares, even if such holders have separate Direct Registration System (DRS) accounts or certificates representing fewer than 100 Shares.
Accordingly, this section is to be completed ONLY if Shares are being tendered by or on behalf of persons owning fewer than 100 Shares as of the close of business on the Expiration Date. The undersigned certifies that it either (check one box):
☐ is the owner of fewer than 100 Shares as of the close of business on the Expiration Date, all of which are tendered; or
☐ is a broker, dealer, commercial bank, trust company or other nominee that (i) is tendering, for the beneficial owners thereof, Shares with respect to which it is the record owner, and (ii) believes, based upon representations made to it by each such beneficial owner, that such beneficial owner owns an aggregate of fewer than 100 Shares as of the close of business on the Expiration Date and is tendering all such Shares.
Odd Lot Holders may not tender their Shares pursuant to a Proportionate Tender.

BOX D CURRENCY ELECTION
All cash payments will be made in U.S. dollars, unless Shareholders elect to use the Depositary’s currency exchange services to convert their payment into, and have such payment made, in Canadian dollars by checking the box below. If you do not check the box below, your payment will be issued in United States dollars.
☐ Check here if you wish to have your cash entitlement paid in Canadian dollars (C$)
Notice: By checking the box above, you acknowledge and agree that (a) the exchange rate for one U.S. dollar expressed in Canadian dollars will be the rate available from TSX Trust Company, in its capacity as foreign exchange service provider, on the date on which the funds are converted, which rate will be based on the prevailing market rate on such date, and (b) the risk of any fluctuations in such rate, including risks relating to the particular date and time at which funds are converted, will be solely borne by the Shareholder. TSX Trust Company will act as principal in such currency conversion transactions.
[Signature Page Follows]

The method of delivery of this document, is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Arbutus’ Board of Directors has authorized Arbutus to make the Offer. However, none of Arbutus, its Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to shareholders as to whether they should tender or refrain from tendering their Shares or as to the purchase price or purchase prices at which any shareholder may choose to tender Shares. None of Arbutus, any member of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. Shareholders should carefully evaluate all information in the Offer to Purchase, consult their own financial, legal and tax advisors and make their own decisions about whether to tender Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which to tender.
SIGNATURE
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Date: